Exhibit 99.1

October 23, 2009
Wind Works Power Corp. Acquires Controlling Interest in Skyway 126 Wind Energy Inc.

OTTAWA, ONTARIO--(Marketwire - Oct. 23, 2009) - Wind Works Power Corp. (OTCBB:WWPW)(Frankfurt:R5E1)(WKN:AOKE72) is pleased to announce that it has signed an agreement to acquire a 70% interest in Skyway 126 Wind Energy Inc. in exchange for two million restricted shares of Wind Works' common stock.

Skyway 126 is a 10 megawatt (MW) project with a potential investment value of $30 million once built. The project is located in Grey-Highlands Township, Ontario on the north east side of the Garafraxa Plateau, the highest land mass in Ontario. Wind resources at this location are the best inland results tested by the company on the Plateau out of 5 affiliated sites in the region. Annual mean wind speeds are measured at over 7.0 meters per second at an 80 meter hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff application during the Ontario Power Authority launch period. The company intends to submit an application for the FIT Power Purchase Contract fixed at C$135.00/MWh over a 20-year term on or before the November 30, 2009 deadline.

Dr. Ingo Stuckmann, CEO stated "This acquisition increases our portfolio of development projects to 30MW. Our plan is to continue to build our project portfolio to a minimum of 400 MW over the next year. Once projects secure power contracts, it is our objective to sell the projects at a significant profit and retain a carried interest in order to generate a future revenue stream. As we sell projects, we will replace the MW we have sold with new development projects of at least as many MW, if not more."

About Wind Works

Wind Works' mission is to become the leading developer of wind energy projects in North America. For more information, please visit: www.windworkspower.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.